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                                                                    EXHIBIT 4.1


                              EMPLOYMENT AGREEMENT


        AGREEMENT dated as of January 20, 1995, by and between ToHQ, INC., a New York corporation having an address at 5016 North Parkway Calabasas, Calabasas, California 91302 (the "Company") and JACK FRIEDMAN, having an address at 27428 Pacific Coast Highway, Malibu, California 90265 ("Friedman").


                             W I T N E S S E T H :

        WHEREAS, Friedman has been employed as the President of the Company pursuant to an Employment Agreement dated as of July 31, 1991, and subsequent amendments thereto which provides for a salary at the rate of $250,000 per annum through December 31, 1994 and $495,000 per annum thereafter, in addition to bonuses (the "Existing Employment Agreement"); and

        WHEREAS, the Company and Friedman have agreed that it would be in the parties' mutual best interest for Friedman to resign as the Company's President, effective as of the date of this Agreement; and

        WHEREAS, the Company desires to continue to employ Friedman and Friedman desires to continue such employment, in the capacity and upon the terms and conditions set forth more specifically herein;

        NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and of the mutual benefits to be gained by the performance thereof, the parties hereby agree as follows:

        1. Employment Term. Friedman shall continue to be employed by the Company until December 31, 1997 (the "Term").

        2. Duties. Upon the execution of this Agreement, Friedman shall resign his position as the Company's President and Chief Executive Officer and shall also resign as director of the Company. From the date hereof until the expiration of the Term, Friedman shall be employed by the Company in connection with special projects that Friedman shall be called upon to evaluate and to also advise the Company with respect to such special projects and such other business matters that Friedman may be called upon to become involved with.

        3. Devotion of Time. The Company acknowledges that after the date hereof, Friedman shall devote a substantial amount of his time and attention to other business matters. Except as specifically limited by paragraph 7 hereafter, Friedman shall be free to devote his time and attention to such other activities as he deems appropriate and shall render services to the Company subject to his availability and other commitments and upon three (3) days prior written notice.

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        4.  Compensation.

        (a) Salary. In consideration of the services provided by Friedman to the Company hereunder, Friedman shall receive a salary payable at the rate of $60,000 per annum. Such salary shall be paid to Friedman in twelve (12) equal monthly installments of $5,000 each on the 15th day of each month, commencing on January 15, 1994 and ending on December 15, 1997.

        (b) Bonus. In addition to the salary payable to Friedman pursuant to subparagraph (a) above, Friedman shall also be entitled to receive bonus compensation, on an annual basis for 1995, 1996 and 1997, in the amount of one quarter of one percent (.25%) of the Company's first $10,000,000 in revenues, for each year, and one half of one percent (.50%) of all revenues in excess of $10,000,000, for each year; provided, however, that the aggregate of all bonus compensation (excluding salary) payable to Friedman for each of 1995, 1996 and 1997 shall not exceed $200,000, $250,000 and $300,000, respectively, inclusive of any amounts deducted for adjustments to prior years, as provided in subparagraph (c) hereafter. For purposes of this paragraph, revenues shall mean the gross revenues from all products sold by the Company less commissions, and an aggregate of ten percent (10%) for reserves for discounts, returns, and credits for markdowns and allowances, which shall be reconciled, within 30 days after the completion of the Company's audited financial statements.

        (c) Payment of Bonus. The bonus payable to Friedman pursuant to paragraph (b) above, if any, shall be payable on a quarterly basis within 30 days after the end of each calendar quarter (i.e. March 31st, June 30th, September 30th and December 31st). In the event that the annual audit by the Company's accountants reveals an underpayment of any bonus, Friedman shall be paid such additional amount owed within 40 days after the completion of such audit. In the event that such audit reveals an overpayment of any bonus, such excess amount shall be deducted by the Company from any future bonus payable to Friedman; provided, however, that in no event shall Friedman be required to return any amounts previously paid to him by the Company.

        (d) Stock Option Outside of Stock Option Plan. The stock option granted to Friedman pursuant to the Existing Employment Agreement, which is a nonstatutory option granted outside of the ToHQ Amended and Restated 1990 Stock Option Plan (the "Plan") shall continue and shall be exercisable until one year after the expiration of the Term, upon the following terms and conditions:



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        (i)  Such option has been adjusted as a result of a 1-for-15 reverse split (the "Reverse Split") of the Company's shares of Common Stock so that the number of shares available pursuant to such option have been reduced from 1,340,159 shares to 89,343 shares and the exercise price of such option has been increased from $0.93 per share to $13.95 per share;

        (ii) Notwithstanding the provisions of subparagraph (i) above, the exercise price of such option is hereby reduced to $3.75 per share. Friedman's right to exercise the Option has previously vested with respect to 29,781 shares, and will vest on August 25, 1995, with respect to an additional 29,871 shares and on February 25, 1997, with respect to the remaining 29,871 shares. Friedman's right to exercise the Option granted hereunder shall terminate one year after the expiration of the Term.

        (iii) The Company will at all times reserve for issuance and delivery upon exercise of the Option all shares of Common Stock from time to time due upon exercise of the Option. All such shares of Common Stock shall be duly authorized and, when issued upon such exercise, shall be validly issued, fully paid and nonassessable and free of all preemptive rights.

        (iv) The shares of Common Stock issuable upon exercise of the Option are not presently, and upon their issuance will not be, registered under the Securities Act of 1933, as amended (the "Act"). The Company agrees to file a registration statement on Form S-8 to provide for the registration of the shares of Common Stock and to take all other steps necessary in order to provide for the sale of such shares of Common Stock, including, if necessary, the filing of a reoffering prospectus.

        (v) The Common Stock issued upon exercise of the Option may be sold or otherwise disposed of only in accordance with the provisions of subparagraph
(iii) above or pursuant any other provisions provided under the Act.

        (vi) The Option shall not, by virtue hereof, grant any rights of a stockholder of the Company, either at law or in equity, and Friedman's rights, with respect to the Option, are limited to those rights expressed herein.

        (vii) The Option shall not be given, granted, sold, exchanged, transferred, pledged, assigned or otherwise incumbered or disposed of by Friedman, otherwise than by Will or the laws of descent and



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distribution, and, during Friedman's lifetime shall not be exercisable by any other person, but only by him, and in the event of his disability by his legal representative.

        (viii) (A) In the event that the outstanding Common Stock of the Company is hereafter changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, stock dividends or the like, an appropriate adjustment shall be made in the number of shares exercisable under the Option and the exercise price per share. If the Company shall be reorganized, consolidated or merged with another corporation, or if all of substantially all of the assets of the Company shall be sold or exchanged, Friedman shall, at the time of issuance of stock under such a corporate event, be entitled to receive upon the exercise of the Option the same number and kind of shares of stock or the same amount of property cash or securities as he would have been entitled to receive upon the happening of such corporate event as if he had been, immediately prior to such event, the holder of the number of shares covered by the Option.

                (B) Any adjustment in the number of shares shall apply proportionately to only the unexercised portion of the Option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares.

        (ix) Upon exercise of the Option and the issuance of any of the shares of Common Stock thereunder, all certificates representing shares shall bear on the face thereof substantially the following legend, insofar as is consistent with New York law.

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR ANY




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        OPINION OF COUNSEL REASONABLY SATISFACTORY TO TOHQ, INC. THAT SUCH
        REGISTRATION IS NOT REQUIRED."

                (x) Friedman may exercise the Option, at any time, for all or any portion of the underlying shares of Common Stock by giving the Company written notice of the number of shares he desires to exercise and delivering payment to the Company in the amount of the total exercise price for such shares, within 30 days after any such exercise. In the event that not all of the shares are exercised, the unexercised portion of the Option shall continue to be exercisable by him, until such right expires pursuant to the terms provided hereunder.

        (e) Existing Stock Option Under the Plan. The option granted to Friedman on February 25, 1994, pursuant to the Plan, for an additional 3,989 shares of Common Stock (59,841 shares of Common Stock prior to the Reverse Split), at an exercise price of $13.95 per share ($.93 per share prior to the Reverse Split), shall also be continued under the terms and conditions of the Plan and the Stock Option Agreement executed by Friedman and the Company, provided that, in the event that Company reprices the existing options granted to its employees under the Plan, at any time, it shall all reprice Friedman's option for 3,989 shares of Common Stock on the same basis.

        (f) New Stock Option Under the Plan. The Company also hereby agrees to grant to Friedman, on February 15, 1995, an option to purchase up to an additional 19,000 shares of Common Stock at an exercise price equal to the closing price of the Company's Common Stock on NASDAQ on February 14, 1995. The terms and conditions of such option shall be those set forth in the Stock Option Agreement, in the form of Exhibit 1 annexed hereto.

        5.      Benefits; Reimbursement of Expenses.

        (a) Benefits. Friedman shall continue to be entitled to participate in, and to receive benefits under, any employee benefit plans of the Company (including, without limitation, pension, profit sharing, group life insurance and group medical insurance plans), provided that he meets the requirements for participation in such plans.

        (b) Automobile Allowance. The Company shall continue to make or reimburse Friedman, for payments relating to the use of his automobile, consistent with its current practices, during the first 18 months of this Agreement and Friedman shall assume all of such payments during the remaining 18 months of this Agreement.





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                (c)     Expenses.  The Company shall pay directly or reimburse
        Friedman for all reasonable and necessary expenses and disbursements incurred by him for and on behalf of the Company in the performance of his duties under this Agreement. For such purposes, Friedman shall submit to the Company itemized reports of such expenses in accordance with the Company's policies and shall be reimbursed in accordance with past practices.

                6. Books and Records; Audit. Friedman, or his representative, shall have the right, until two years after the expiration of the Term, upon five days prior written request to audit, examine and make extracts from the Company's books and records, during regular business hours to verify the amounts paid to him by the Company pursuant to paragraph 4 hereof. Friedman, or his representative, shall be limited to two such examinations during any 12 month period. Friedman shall pay all expenses in connection with such examinations and audits; provided, however, that in the event the audit reveals an underpayment of three and one-half percent (3.5%) or greater between the actual amounts due Friedman and the amounts reported and/or paid to Friedman, the Company shall pay the cost of such audit.

                7.      Restrictive Covenant.

                (a) Non-Compete. Friedman agrees that, during the Term and for a period of one year thereafter, he will not directly or indirectly, be employed or otherwise involved with any business, other than the Company, which sells video game titles for the Nintendo GameBoy or Sega Game Gear platforms which originate from or are otherwise sold by Electronic Arts for any of its other platforms. This restriction is expressly conditioned upon the Company's performance of the terms and conditions contained in this Agreement.

                (b) Blue Penciling. If, at the time of enforcement of any provision of subparagraph (a) above, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

                8. Mutual Releases. Friedman and the Company shall execute and deliver to each other general releases in the forms annexed hereto as Exhibits A and B, respectively, which releases, however, shall not discharge either from any of their obligations under this Agreement or any of the exhibits to this Agreement. In addition, such releases shall not affect any of Friedman's rights with respect to any of the stock options described in this Agreement, whether pursuant to or outside of the Plan.



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        9.  Termination.

        (a) Termination of Employment. Friedman's employment hereunder shall be automatically terminated upon his death or his resignation from the Company, and in addition may be terminated, at the sole discretion of the Company, upon 30 days' prior written notice by the Company, for cause as set forth in paragraph (b) below.

        (b) Cause. For purposes hereof, "cause" shall include: (i) Friedman's willful malfeasance or gross negligence or (ii) the material breach of any covenant made by Friedman hereunder, and his failure to cure such conduct or event constituting "cause" within 30 days after written notice thereof.

        (c) Termination by Friedman. Friedman may terminate this Agreement without further obligation or liability to the Company upon 30 days written notice to the Company, if the Company breaches any material term, covenant or obligation contained in this Agreement or files a petition in bankruptcy, liquidates or dissolves. In the event Friedman terminates this Agreement for any of the reasons herein set forth: (i) the Company shall be obligated to pay Friedman the compensation, bonus, stock options and expenses due Friedman pursuant to Paragraphs 4 and 5 of this Agreement through the date of termination and (ii) Friedman shall be released from the restrictive covenant set forth in Paragraph 7 hereof.

        10. Indemnification. The Company hereby agrees to indemnify Friedman to the fullest extent permitted by law against any and all claims, expenses, judgments and/or penalties, including attorneys' fees, arising from or relating to any claims, actions, suits or proceedings instituted against the Company and/or Friedman by reason of his actions on behalf of the Company.

        11. Dispute Resolution. The parties agree to submit all disputes arising under this Agreement before the Judicial Arbitration and Mediation Services located in Santa Monica, California ("JAMS"). Pursuant to the applicable provisions of the California Code of Civil Procedure, including without limitation, Section 1283.05 thereof, the parties agree that they shall be entitled to all rights to discovery as if the matter were litigated in the California Superior Court. To the extent permitted by law, the parties agree that the judge shall have full power and authority to resolve all discovery disputes and issue any and all ancillary relief (injunctions, writs, etc.) regarding such disputes.


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        12.  Attorneys' Fees.  In the event that any action or proceeding is commenced by one party to this Agreement against the other for the purpose of determining or enforcing the rights of either party hereunder, the prevailing party shall be entitled to recover against the other party the reasonable attorneys' fees and costs the prevailing party incurred in connection with such action or proceeding.

        13. Friedman's Legal Fees. The Company agrees to pay up to $2,500 of Friedman's legal fees associated with this Agreement and the modification of his employment with the Company.

        14. Assigns. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the prospective heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

        15. Entire Agreement; Amendment. This Agreement, the Exhibits hereto, all Stock Option Agreements covering Friedman's stock options and the Plan, together reflect the entire agreement between the parties, with respect to the subject matters contained herein, and supersede all prior agreements and understandings between the parties with respect to such subject matter. The Existing Employment Agreement and any other agreements, oral or written, relating to Friedman's employment with the Company are hereby cancelled. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

        16. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

        17. Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Agreement. Such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions had never been a part of this Agreement.

        18. Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        19. Survival. Except as set forth in Paragraph 7 and subparagraph 9(c), subparagraphs 4(d), 4(e) and 4(f) and Paragraphs, 6, 7, 8, 10, 11, 12, 13, 14, 15, 16 and 17 shall survive the termination of this Agreement.



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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                        T0HQ, INC.




                                        By:   /s/  BRIAN J. FARRELL
                                            --------------------------------
                                            Brian J. Farrell
                                            President



                                            /s/  JACK FRIEDMAN
                                            --------------------------------
                                            JACK FRIEDMAN





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                                                                   EXHIBIT A

                                GENERAL RELEASE

        To all to whom these Presents shall come or may Concern, Know That JACK FRIEDMAN, having an address at 27428 Pacific Coast Highway, Malibu, California 90265, as RELEASOR, in consideration of the sum of Ten Dollars ($10.00), received from T0HQ, Inc., as RELEASEE, receipt whereof is hereby acknowledged:

        Releases and discharges the RELEASEE and RELEASEE'S successors and assigns from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, executions, claims, and demands whatsoever, in law, admiralty or equity, which against the RELEASEE, the RELEASOR or RELEASOR'S heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this RELEASE, except for those liabilities and obligations arising from the provisions of an Employment Agreement between the RELEASOR and the RELEASEE, bearing an even date herewith, or arising from the provisions of any agreement or other document which is an exhibit to said Employment Agreement or executed in connection therewith.

        This RELEASE may not be changed orally.

        IN WITNESS WHEREOF, the RELEASOR has hereunto set RELEASOR'S hand on the 15th day of March, 1995.




                                            /s/  JACK FRIEDMAN
                                            --------------------------------
                                            JACK FRIEDMAN





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STATE OF NEW YORK       )
                        ):  ss.:
COUNTY OF NEW YORK      )


        On March 15, 1995 before me personally came Jack Friedman, to me known, and known to me to be the individual described in, and who executed the foregoing RELEASE, and duly acknowledged to me that he executed the same.




                                            /s/  SCOTT M. MILLER
                                            --------------------------------
                                                     Notary Public

                                                    SCOTT M. MILLER
                                            Notary Public, State of New York
                                                      No. 4874728
                                              Qualified in New York County
                                            Commission Expires Oct. 6, 1996


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                                                             EXHIBIT B


                                GENERAL RELEASE


        To all to whom these Presents shall come or may Concern, Know That T0HQ, INC., INC., a New York Corporation having an address at 5016 North Parkway Calabasas, Calabasas, California 91302, as RELEASOR, in consideration of the sum of Ten Dollars ($10.00), received from JACK FRIEDMAN, as RELEASEE, receipt whereof is hereby acknowledged:

        Releases and discharges the RELEASEE, RELEASEE'S heirs, executors, administrators, successors and assigns from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, executions, claims, and demands whatsoever, in law, admiralty or equity, which against the RELEASEE, the RELEASOR or RELEASOR'S successors and assigns ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this RELEASE except for those liabilities and obligations arising from the provisions of an Employment Agreement between the RELEASOR and the RELEASEE, bearing an even date herewith, or arising from the provisions of any agreement or other document which is an exhibit to said Employment Agreement or executed in connection therewith.

        This RELEASE may not be changed orally.

        IN WITNESS WHEREOF, the RELEASOR has caused this RELEASE to be executed by a duly authorized officer on the 31st day of March, 1995.


                                T0HQ, INC.


                                By:  /s/ BRIAN J. FARRELL
                                   -------------------------------
                                     Brian J. Farrell
                                     President